EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.’s 333-167465, 333-116865 and 333-111052 on Forms S-8 of our report, dated March 29, 2011, relating to the consolidated financial statements of Global Axcess Corp and Subsidiaries appearing in this Annual Report on Form 10-k of Global Axcess Corp and Subsidiaries for the year ended December 31, 2010.

Clearwater, Florida
March 29, 2011